Exhibit 4.49

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into by the following parties (the “Parties”) on May 25, 2020 in the People’s Republic of China (“China”):

Lender: Beijing BoheLe Science and Technology Co. Ltd.
Address: Room 1210, 12/F, Tower 1, Courtyard 54, Shijingshan Road, Shijingshan District, Beijing, China

Borrower: Yuan Hao
ID number: 231026198708252320, Address: Unit 7, Lianzhushan Town Council, Mishan City, Heilongjiang Province, China

Borrower: Yue Liu
ID number: 110108198110095417, Address: No. 206, Unit 2, No. 15 Zizhuyuannanlu, Haidian District, Beijing, China

(Yuan Hao and Yue Liu are hereinafter collectively referred to as “Borrowers”.)

WHEREAS:

(1) Beijing Le’An Operational Management Co., Ltd. (“Beijing Le’An” or the “Company”) is a domestic enterprise lawfully established under the laws of China, with a registered capital of RMB 5 million, of which RMB 3 million is contributed by Yuan Hao, representing 60% equity interest in the Company; RMB 2 million is contributed by Yue Liu, representing 40% equity interest in the Company;

(2) Lender is a wholly-owned foreign enterprise established in China;

Through friendly consultations and in the spirit of equality and mutual benefits, the Parties agree as follows:

1. Loan

1.1 Lender agrees to provide a loan to Yuan Hao, the principal of which amounts to RMB 3 million; and to provide a loan to Yue Liu, the principal of which amounts to RMB 2 million (collectively “Loans”).

1.2 Borrowers agree to accept the aforementioned Loans provided to them respectively by Lender and assume responsibilities in connection with their respective share in the Loans.

1.3 The Parties agree that the Loans under this Agreement shall bear no interest.

2. Pledge Security

Borrowers hereby undertake that the Loans hereunder shall be only used to repay the loans borrowed for purposes of making equity investment in the Company. Without Lender’s prior written consent, Borrowers shall not use their equity interest in Beijing Le’An to pledge, assume obligations, create any third party interests, or transfer such equity interest to any third party.

3. Repayment

3.1 Borrowers and Lender hereby mutually agree and acknowledge that, to the extent permitted by the laws of China, Lender shall determine at its sole discretion the timing and method of the repayment of the loan hereunder and notify Borrowers in writing of such arrangements seven (7) days in advance. Borrowers and Lender further agree that Borrowers shall not early repay the loan to Lender unless Lender notifies Borrowers in writing that the Loans hereunder have expired or as otherwise provided herein.

3.2 The Parties agree that, subject to the laws of China and necessary approvals of the Republic of China government (if applicable), if Borrowers transfer all or part of their equity interest in the Company to Lender or a third party designated by Lender in accordance with the provisions of the Call Option Agreement entered into between Borrowers and Lender on the even date herewith (including any amendments thereafter), the loan that the Borrower shall repay to Lender under this Agreement and is equivalent in amount to the price of the transferred equity interest (“Price of Transferred Shares”, as defined below) shall be deemed repaid. For the purposes of this Section, the Price of Transferred Shares shall be calculated as follows: Price of Transferred Shares = Total Amount of Loans x (Number of Transferred Shares/Total Number of Shares).

3.3 If the offset of the Price of Transferred Shares provided in Section 3.2 above is not allowed under applicable the laws of China, Borrowers shall use all the proceeds from the sale of all the equity interest they have in the Company to repay the debt hereunder. After the payment of all the proceeds they receive to Lender (applicable taxes and fees deducted), Borrowers’ Loans hereunder shall be deemed fully repaid.

3.4 Borrowers and Lender hereby mutually agree and acknowledge that, under any of the following circumstances, Borrowers shall repay the loan immediately:

(1) Borrowers are dead, or have no legal capacity or restricted legal capacity;

(2) Borrowers resign or are dismissed from Lender or an affiliate of Lender;

(3) Borrowers commit a crime or are involved in a crime;

(4) Any other third party claims against Borrowers for payment of any debt above RMB 100,000.

4. Representations and Warranties

4.1 Borrowers make the following representations and warranties to Lender and acknowledge that Lender executes and performs this Agreement in reliance on such representations and warranties:

(1) The Company is a limited liability company duly incorporated and existing under the laws of China. Its registered capital has been fully paid in. It has obtained the capital verification report issued by a qualified accounting firm showing that the capital has been paid in full;

(2) The Company has completed and obtained all government approvals, authorizations, licenses, registrations and filings necessary to operate the businesses specified in its business license and to own its assets;

(3) Borrowers lawfully hold 100% equity interest in the Company, of which Yuan Hao holds 60% and Yue Liu holds 40%;

(4) Borrowers have the right to execute and perform this Agreement; Borrower’s execution and performance of this Agreement are in compliance with the articles of association and other constitution documents of Beijing Le’An; Borrowers have obtained all necessary and appropriate approvals and authorizations to execute and perform this Agreement;

(5) Borrowers’ execution and performance of this Agreement shall not violate any laws, regulations, or government approvals, authorizations, notices or other government documents which they are subject to or may be affected, nor shall such execution and performance violate any agreements entered into by Borrowers with any third party or any undertakings made to any third party;

(6) Upon execution, this Agreement shall constitute lawful, valid obligations that may be enforced against Borrowers according to law;

(7) Except as provided in the Pledge Agreement and the Call Option Agreement, Borrowers do not place any mortgage, pledge or any other security on the equity interest it holds in the Company, do not make any offer to transfer such equity interest to any third party, do not make any warranties as to any offer of any third party to acquire such equity interest, and do not enter into any agreement with any third party in connection with the transfer of the equity interest that Borrowers hold in the Company; and

(8) There is no actual or potential dispute, lawsuit, arbitration, administrative proceedings or any other legal proceedings relating to the equity interest that Borrowers holds in the Beijing Le’An.

4.2 Lender makes the following representations and warranties to Borrowers:

(1) It will execute and perform this Agreement within its corporate power and business scope; it has taken necessary corporate actions and appropriate authorizations and obtained consents and approvals from third parties and government departments, and it will not violate any legal and contractual restrictions which it is subject to or may be affected;

(2) Upon execution, this Agreement shall constitute lawful, valid and binding obligations that may be enforced against Lender in accordance with the terms hereof.

5. Borrowers’ Undertakings

Borrowers undertake that, during the term of this Agreement, they shall:

(1) not sell, transfer, pledge or otherwise dispose of, or allow any other security interest to be created on the equity interest or other interests they hold in the Company other than the equity pledge and other rights created for the benefit of Lender;

(2) not vote to agree at any shareholders’ meetings of the Company or support or sign any shareholders’ resolutions that approve the sale, transfer, pledge or disposal of the legal and beneficial interests in the equity interest of the Company, or allow any other security interest to be created on such interests without Lender’s prior written consent, other than to Lender or a person designated by Lender;

(3) not vote to agree at any shareholders’ meetings of the Company or support or sign any shareholders’ resolutions that approve the Company’s merger or affiliation with any company or the acquisition of or investment in any company without Lender’s prior written consent;

(4) notify Lender immediately of any action, arbitration or administrative proceedings in relation to the equity interest in Company that have occurred or may occur;

(5) execute all necessary or proper documents, take all necessary or proper actions, and bring in all necessary or proper indictments or make necessary or proper defenses against all claims in order to maintain their ownership of the equity interest in the Company;

(6) not commit any act or omission that may significantly affect the Company’s assets, business and liabilities without Lender’s prior written consent;

(7) appoint any person nominated by Lender as the Board member of the Company at the request of Lender;

(8) immediately and unconditionally transfer all of their equity interest in the Company to Lender and/or a person designated by Lender subject to and to the extent permitted by the laws of China in the event that Lender exercises the Call Option set forth herein;

(9) not request the Company to distribute dividends or profits to them without Lender’s consent;

(10) repay Lender all equity transfer proceeds as the principal of the Loan and the interest or the cost of occupied funds permitted under the laws as soon as they transfer the equity interest in Company to Lender or a person designated by Lender; and

(11) strictly comply with various provisions hereof, duly perform all their obligations hereunder, and not commit any act or omission that is sufficient to affect the validity and enforceability of this Agreement.

5.2 Borrowers undertake that, during the term of this Agreement, as the shareholders of Beijing Le’An, they shall cause the Company:

(1) not to supplement, alter or modify its constitutional documents in any way, or increase or decrease its registered capital, or change its capital structure in any way without Lender’s prior written consent;

(2) to maintain its existence in accordance with good financial and business standards and practice, and operate its business and handle its affairs diligently and efficiently;

(3) not to sell, transfer, pledge or otherwise dispose of its lawful or beneficial interest in any assets, business or income at any time from the date hereof, or allow any other secure interest to be created on such interest without Lender’s prior written consent;

(4) not to incur, assume, guarantee or allow the existence of any obligations without Lender’s prior written consent, other than (i) any obligations arising during the ordinary course of business rather than by means of loans and (ii) any obligations that have been disclosed to and approved by Lender;

(5) to operate all its business during the ordinary course of business all the time to maintain its asset value;

(6) not to enter into any material contract (for the purposes of this paragraph, if a contract’s value is more than RMB 1 million, it shall be deemed as a material contract) without Lender’s prior written consent except during the ordinary course of business;

(7) to provide Lender with all information about its operations and financial conditions at the request of Lender;

(8) not to merge or affiliate with any company or acquire or invest in any company without Lender’s prior written consent;

(9) not to distribute dividends to shareholders without Lender’s prior written consent, and to immediately distribute all of its distributable profits to its shareholders at the request of Lender;

(10) to notify Lender immediately of any action, arbitration or administrative proceedings in relation to its assets, business and revenue that have occurred or may occur;

(11) to execute all necessary or proper documents, take all necessary or proper actions, and bring in all necessary or proper indictments or make necessary or proper defenses against all claims in order to maintain its ownership of all of its assets; and

(12) to strictly comply with the service agreement and other agreements entered into with any affiliate of Lender, duly perform all its obligations under the service agreement and other agreements, and not to commit any act or omission that is sufficient to affect the validity and enforceability of the service agreement and other agreements.

6. Breach

Where Borrowers fail to repay Lender the Loans in accordance with this Agreement, Borrowers shall pay Lender overdue interest at a daily rate of 0.01% for any loan which is due and payable but has not been repaid.

7. Effectiveness and Termination

This Agreement shall come into effect from the date of execution by the Parties and terminate after Borrowers fully repay the Loans under this Agreement.

8. Confidentiality

8.1 Either Party agrees to use its best endeavors to take all reasonable measures to keep confidential all confidential materials and information that is known to or accessed by it by means of disclosure by the other Party (“Confidential Information”). Without the disclosing Party’s prior written consent, the receiving Party shall not disclose, give or transfer any such Confidential Information to any third party. Upon termination of this Agreement, the receiving Party shall return to the disclosing Party or destroy any documents, materials or software that may contain the Confidential Information at the disclosing Party’s request, and delete any confidential information from any relevant memory devices, and shall not continue to use such Confidential Information.

8.2 The Parties agree that this Section shall survive regardless of whether this Agreement is altered, terminated or expired.

9. Notices

9.1 Any notices or other communications given by either Party as required hereunder shall be written in Chinese, and sent to the other Party’s address by personal delivery, or generally accepted courier service or facsimile.

9.2 If the notices are sent by personal delivery, they shall be deemed as effectively given on the date of delivery; if they are sent by facsimile, they shall be deemed as effectively given on the day following the date of facsimile transmission; if they are sent by courier, they shall be deemed effectively given on the day shown on the return receipt.

10. Governing Law and Dispute Resolution

10.1 This Agreement shall be governed by and construed in accordance with the laws of China.

10.2 If any dispute arises between the Parties in connection with the interpretation and performance of the terms hereof, the Parties shall negotiate in good faith to resolve such dispute. If no agreement can be reached, either Party shall have the right to submit such dispute to the China Arbitration Association for arbitration in accordance with its then effective rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both Parties.

10.3 Except the matters in dispute, the Parties shall continue to perform their respective obligations hereunder in good faith in accordance with the provisions hereof.

11. Miscellaneous

11.1 Any amendment and supplement to this Agreement shall be made by written agreement duly signed by the Parties. Any signed amendment and supplement constitutes a part of this Agreement and shall have the same force and effect as this Agreement.

11.2 Borrowers shall not assign their rights and obligations hereunder to any third party without Lender’s prior written consent.

11.3 If any provisions hereof are deemed unlawful or unenforceable under applicable laws, such provisions shall be deemed deleted from this Agreement and invalid. However, this Agreement shall remain effective and shall be deemed not having such provisions from the beginning. The Parties shall discuss with each other to replace the deleted provisions with lawful and valid provisions that are acceptable to Lender.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement on the date first above written.

Beijing BoheLe Science and Technology Co. Ltd. (Corporate Seal)

Authorized Representative:	/s/

Signature:	/s/
Yuan Hao

Signature:	/s/
Yue Liu